Exhibit 99.1

Mackinac Financial Corporation Completes the Acquisition of First National Bank of Niagara

MANISTIQUE, Mich. August 31, 2016 — The Directors of Mackinac Financial Corporation [Nasdaq: MFNC] (Mackinac), the holding company for mBank, today announced the consummation of the acquisition of The First National Bank of Niagara (Niagara), Niagara, Wisconsin, from its holding company Niagara Bancorporation Inc.   First National Bank of Niagara was immediately consolidated into mBank and all branches will open as mBank locations on Thursday, September 1, 2016.

The transaction is the second outside of the State of Michigan for Mackinac and will increase post-transaction assets estimated in excess of $960 million and balance sheet loans to roughly $760 million. As of June 30, 2016 the Corporation had approximately $276 million in service retained sold loans bringing estimated post-transaction loans-under-management to about $1.24 billion.   Combined core deposits are expected to total approximately $650 million.  mBank does not currently plan to close any Niagara branches following the transaction.  Combined with mBank’s current seventeen (17) Michigan and three (3) Northern Wisconsin locations, the addition of the four (4) Niagara offices will increase total mBank branches in Wisconsin to seven (7) and company wide locations from 20 to 24.

“On behalf of the entire mBank Board of Directors, staff, and management, we would like to extend a sincere welcome to all First National Bank of Niagara clients and employees,” said Kelly W. George, mBank President and CEO. “First National Bank of Niagara customers and staff are valued additions to our community bank footprint.  As we continue to expand into Northern Wisconsin communities, we will be able to offer an even more convenient and comprehensive banking experience and strong line of products and services for all of our clients.   We are fortunate to be able to retain current Niagara President/CEO Sue Paoli to continue her strong community-driven focus as Vice President/ Regional Manager of the Niagara branches.  Her knowledge and commitment to the institution is invaluable and we are excited to have her as a member of the mBank team.”   Continued George, “in closing, we feel privileged to be able to serve the banking needs of the citizens and businesses of Niagara as well as the other surrounding communities of their client base, and look forward to long standing relationships in the area built on the fine tradition of First National Bank of Niagara.”

mBank has pledged $3,000 in new aggregate donations to the Niagara, Florence County and Pembine School Districts.  In addition, several other local community organizations have been identified for additional charitable contributions of approximately $1,500 from the bank.

“We are very excited to further expand our banking footprint in Northern Wisconsin by partnering with another long-standing, community minded financial institution” commented Paul D. Tobias, Chairman of Mackinac and mBank.  “Strategically, this acquisition meets financial accretion targets, and the proximity to our current footprint complements our Upper Peninsula markets while continuing to expand partnerships in Northern Wisconsin, which is in line with our company’s long term growth and value creation plan.”

Mackinac was advised by Piper Jaffray and the law firm of Honigman Miller Schwartz and Cohn LLP.   Niagara was advised by Hovde Group and the law firms of JK Law, LLC and Reinhart Boerner Van Deuren s.c.

About Mackinac Financial Corporation & mBank

Headquartered in Manistique, Michigan, mBank is the principal subsidiary of Mackinac Financial Corporation whose common stock is traded on the NASDAQ stock market as “MFNC.”  With assets in excess of $892 million, the community bank empowers individuals and small- to medium-sized businesses with smart financing and depository solutions for peace of mind.

About First National Bank of Niagara

First National Bank of Niagara is a community-based financial services company with 4 locations in Marinette County Wisconsin.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding Mackinac’s outlook or expectations with respect to the acquisition of Niagara, including expected cost savings, expected transaction-related and integration expenses and the impact of the transaction on Mackinac’s future performance. Words and phrases such as “growth,” “anticipates,” “estimates,” “expect,” “plan,” “approximately,” “allows,” “should,” “will,” and variations of such words and phrases or similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Mackinac undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors relating to both the transaction and the integration of Niagara into Mackinac after closing include, without limitation:

•                  The anticipated cost savings and strategic gains expected from the transaction may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events;

•                  The integration of Niagara’s business and operations into Mackinac, which will include conversion of Niagara’s operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Niagara’s or Mackinac’s existing businesses;

•                  Mackinac’s ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward. Specifically, Mackinac may incur more credit losses from Niagara’s loan portfolio than expected and deposit attrition may be greater than expected.

Risk factors also include, but are not limited to, the risk factors described under “Risk Factors” in Mackinac’s Annual Report on Form 10-K filed with the securities and exchange commission on March 30, 2016. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Contacts:

Paul D. Tobias

Chairman & CEO Mackinac Financial Corporation & Chairman mBank

Birmingham, MI

(248) 290 — 5901

ptobias@bankmbank.com

Kelly W. George

President, Mackinac Financial Corporation & President & CEO, mBank

Manistique, MI

(906) 341-7140

kgeorge@bankmbank.com